Exhibit 99.1

Press Contact:  W. Don Cornwell

Analyst Contact: Larry Wills

Telephone: 212/826-2530

FOR IMMEDIATE RELEASE

GRANITE BROADCASTING REPORTS RESULTS FOR THE

FOURTH QUARTER AND FULL YEAR ENDED DECEMBER 31, 2004

-Results Exceed Guidance-

-Cost Reduction Initiatives Result in Significant Savings-

-Commences Shared Services with Malara Broadcast Group-

NEW YORK, March 9, 2005 — Granite Broadcasting Corporation (OTCBB: GBTVK) reported results for the fourth quarter that exceeded the guidance provided by the Company in its press release dated November 10, 2004.

Commenting on the results, W. Don Cornwell, Chairman and Chief Executive Officer, said, “We are happy to report fourth quarter results that exceeded guidance, with net revenue increasing over 6 percent and Broadcast Cash Flow up 30 percent. Our margins also continue to improve as a result of several cost saving initiatives.

John Deushane, Chief Operating Officer, said, “Our fourth quarter net revenue growth was driven by an increase of $4.1 million of political advertising. Total political advertising of $5.1 million represented 14 percent of total advertising revenue in the quarter, which was lower than our peers since our stations are largely concentrated outside of presidential “battleground” states.   Despite this, ad revenue at our Big Three affiliates outperformed the industry with an increase of almost 18 percent.

“Net revenue at our Detroit WB affiliate benefited from our long-term partnership with the Detroit Pistons.  In San Francisco a soft advertising market and the disruption caused by the rollout of local people meters resulted in a decline in net revenue at our San Francisco WB affiliate.

Mr. Deushane concluded, “In previous calls we discussed our company-wide cost savings initiatives, which are focused on reducing programming expenses, improving productivity and increasing profit margins while maintaining our competitive position. In 2004, we achieved $850,000 of annualized savings at our Buffalo station.  Combined with continued progress in Buffalo, we have targeted additional expense reduction opportunities in 2005 of approximately $1 million within our station group.  In addition, our programming cost reduction plan remains on track.  Our recently announced agreement with King World surrounding the acquisition or renewal of quality programs such as Oprah, Dr. Phil, Everybody Loves Raymond, Wheel of Fortune and Jeopardy, is evidence that we are able to achieve our goals while enhancing the competitive position of our stations.”

Larry Wills, Chief Financial Officer, said, “Corporate expense was primarily impacted by increased professional fees related to Sarbanes-Oxley compliance and charges related to the timing of year-end accruals. Such expenses amounted to $1.4 million in the fourth quarter. As mentioned in previous releases, we have identified and eliminated certain corporate overhead costs that will reduce corporate expense to approximately $10 million in 2005.”

Mr. Cornwell concluded, “We are pleased to have recently announced an important step in the implementation of Granite’s strategic vision. The FCC’s approval of our agreement with Malara Broadcast Group to provide certain services to the Malara stations in Fort Wayne and Duluth enables us to begin to capitalize on our core strength of operating leading local stations in the nation’s mid-size markets. This strategy provides opportunities for substantial operating efficiencies by allowing Granite to use its existing infrastructure to enhance the revenue and profitability of both stations while simultaneously expanding the breadth of local news and services provided to the viewers of Fort Wayne and Duluth. We will continue to explore additional opportunities to enhance our station mix that capitalize on our ability to operate local news-oriented stations.

“While we expect the Malara arrangements will be free cash flow positive to the Company in 2006, we need to move ahead with re-aligning our asset mix and balance sheet in order to improve our capital structure.  We look forward to updating you as we move forward with this strategic initiative.”

Use of Broadcast Cash Flow

Broadcast Cash Flow, a non-GAAP measure, is defined as operating income (loss) plus depreciation, amortization, corporate, performance award, corporate separation agreement, non-cash compensation, and program amortization, less program payments.  Broadcast Cash Flow is commonly used as an indicator of operating performance for broadcasting companies and is also used to value broadcasting assets.  Broadcast Cash Flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  The Company considers operating loss to be the most comparable GAAP measure to Broadcast Cash Flow; therefore, the Company has included a reconciliation of operating loss to Broadcast Cash Flow in Table 3, as required by Regulation G.

FOURTH QUARTER RESULTS

THREE MONTHS ENDED DECEMBER 31, 2004

VERSUS THREE MONTHS ENDED DECEMBER 31, 2003

Net revenue increased 6.2 percent or $1.9 million to $31.6 million. Incremental political advertising revenue of $4.1 million was offset, in part, by decreases in local and national non-political advertising revenue.  Political revenue represented 14 percent of total advertising revenue during the quarter.

Station operating expenses decreased 12.8 percent or $3.2 million to $21.7 million due primarily to lower film amortization expense at the Company’s WB affiliates. Cash payments for programming declined 6.2 percent.  Broadcast Cash Flow increased 30 percent or $1.9 million to $8.1 million.

Big Three Affiliates

Net revenue at the Company’s Big Three affiliates increased 16.4 percent due primarily to incremental political advertising revenue of $3.9 million. Local non-political revenue was essentially flat, and national non-political revenue increased almost 1 percent.  The Big Three affiliates contributed 73 percent to net revenue during the quarter.

Station operating expenses at the Company’s Big Three affiliates increased 4.8 percent due primarily to rising health care costs, and charges related to the timing of year-end accruals.  Broadcast Cash Flow at the Big Three affiliates increased 43 percent or $2.6 million to $8.7 million.

WB Affiliates

Net revenue at the Company’s WB affiliates decreased 14.4 percent due to reduced spending in top categories such as movies and automotive.  The WB affiliates did not participate in the substantial political advertising placed in their respective markets, as they do not broadcast local news.  The WB affiliates contributed 27 percent to net revenue during the quarter.

Station operating expenses at the Company’s WB affiliates decreased 35 percent due primarily to decreased film amortization expense resulting from film write downs taken in the fourth quarter of 2003.  Actual cash payments for programming at the WB affiliates declined 9 percent.  Broadcast Cash Flow at the Company’s WB affiliates decreased to negative $540,000.

The Company has made substantial progress replacing unprofitable programming at its WB affiliates with competitive, profitable programming. The Company achieved a 6.4 percent reduction in annual cash programming payments at its WB affiliates in 2004 versus 2003, and anticipates a 12 percent reduction in 2005 versus 2004 and a 50 percent reduction by 2007 versus 2003.

Other Income Statement Items

Corporate expense of $4.8 million in the fourth quarter included $1.4 million relating to professional fees associated with Sarbanes-Oxley compliance and the timing of year-end accruals.  Excluding these charges, corporate expense would have been $3.4 million during the quarter.  As a result of its cost-reduction initiative, the company has eliminated certain corporate overhead costs, and annual corporate expense is anticipated to be approximately $10 million in 2005.

In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” the Company performed its required annual impairment test and recorded a one-time, non-cash charge of $15.5 million to reduce the carrying value of its goodwill as of December 31, 2004.

Malara Broadcast Group

Granite has entered into a strategic arrangement with Malara Broadcast Group (“Malara”) under which Granite will provide advertising sales, promotion and administrative services and selected programming to certain Malara-owned stations. Such an arrangement will enable Malara and Granite to utilize their resources more efficiently, resulting in an overall enhanced news operation and expanded news coverage for the local communities they serve.

Malara took ownership of WPTA, the ABC affiliate in Fort Wayne, Indiana, on March 7, 2005 and KDLH, the CBS affiliate in Duluth, Minnesota-Superior, Wisconsin, on March 8, 2005.  Granite owns and operates KBJR, the NBC affiliate in Duluth, Minnesota-Superior, Wisconsin and took ownership of WISE, the NBC affiliate in Fort Wayne, Indiana, on March 8, 2005. To finance these acquisitions, Malara entered into a senior credit facility consisting of two term loans totaling $48.5 million and a revolving credit facility of $5 million.  The $23.5 million Malara Term Loan A is secured by a letter of credit. Granite has pledged $25 million in U.S. Government Securities it purchased with cash on hand to secure the letter of credit.  The $25 million Malara Term Loan B and the $5 million revolver are secured by the assets of the Malara stations, and guaranteed on an unsecured basis by Granite.

Although Granite does not own or control Malara or Malara’s television stations, for accounting purposes, Granite is deemed to be the primary beneficial interest holder in Malara, as defined in Financial Accounting Standards Board’s Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46), due to its guarantee of Malara’s financing and its arrangements under the shared service and other agreements. As a result, Granite is required by FIN 46 to consolidate Malara’s financial position, results of operations and cash flows.  Malara maintains complete responsibility for and control over the programming, finances, personnel and operations of its stations.

The following table reflects the Company’s proforma consolidated results if the Malara shared services arrangement had been in effect as of January 1, 2004:

UNAUDITED

(in 000’s)	Granite As Reported	WISE/KDLH As Reported	Proforma Results
Net Revenue	$113,800	$13,000	$126,800
Expenses	90,200	9,200	99,400	(a)
Station Operating Income	$23,600	$3,800	$27,400
Margin	20.7%	29.2%	21.6%

(a) Malara expects to achieve approximately $4 million of expense savings as a result of its shared service arrangement with Granite. These savings are anticipated to occur over the course of approximately one year.

FIRST QUARTER 2005 GUIDANCE

In accordance with FIN 46, the Company will be required to report the results of Malara in its consolidated financial statements.  Since the Malara acquisitions closed late in the quarter, the Company has provided first quarter guidance excluding the results of the Malara stations.  Actual reported results for the first quarter will include the consolidated results for the period from the date of acquisition through March 31, 2005.

Commenting on the outlook for the quarter ending March 31, 2005, Larry Wills, Chief Financial Officer, said, “We expect to see healthy non-political local growth at our Big Three affiliates as we look to replace the $1.3 million of political revenue booked in last year’s first quarter.  This effort will be aided by continued momentum at our Detroit WB affiliate and the improved ratings the station has been generating.  Our San Francisco WB affiliate continues to be impacted by a weak advertising market and tough comparisons against last year’s first quarter, when local non-political advertising increased over 14 percent.  We are also seeing national non-political spending down in most of our markets in the first quarter.  At this time, we expect a first quarter net revenue decline of 6.5 to 7.5 percent.  Turning to expenses, we anticipate that rising healthcare and other personnel-related costs will be offset by a decline in film amortization, resulting in first quarter station operating expenses that will be flat to down 1.5 percent.  (see Table 4).

First Quarter Guidance on Other Income Statement Items (Excludes Malara Broadcast Group)

•                  Depreciation expense is expected to be approximately $1.8 million in the first quarter.

•                  Amortization expense is expected to be approximately $1.9 million in the first quarter.

•                  Corporate expense (excluding performance awards) is expected to be approximately $2.5 million in the first quarter.

•                  Performance award expense for awards granted on February 25, 2003 is expected to be $320,000 in the first quarter.

•                  Non-cash compensation expense is expected to be approximately $100,000 for the first quarter.

•                  Interest expense is expected to be approximately $9.9 million in the first quarter.

•                  Non-cash interest expense is expected to be approximately $1.1 million in the first quarter.

•                  Non-cash preferred stock dividend is expected to be approximately $6.4 million in the first quarter.

•                  Capital expenditures are expected to be approximately $1 million in the first quarter and $5.5 million for the full year.

Granite will host a teleconference to discuss its fourth quarter 2004 results on Wednesday, March 9, 2005 at 10:00 a.m. Eastern Standard Time.  To access the teleconference, please dial 212-676-5419 ten minutes prior to the start time.  The teleconference will also be available via live webcast on the investor relations portion of the Company’s website, located at www.granitetv.com.  If you cannot listen to the teleconference at its normal time, there will be a replay available through March 16, 2005 at noon Eastern Standard Time, and can be accessed by dialing 1-800-633-8284 (US callers) or +1-402-977-9140 (International callers), passcode: 21228742.  The webcast will also be archived on the Company’s website for 30 days.

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This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which represent the Company’s expectations or beliefs concerning future events. These forward-looking statements generally can be identified as statements that include phrases such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “foresee”, “likely”, “will”, “should” or other similar words or phrases. The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements. Such factors include, without limitation, general economic conditions, competition in the markets in which the Company’s stations are located, technological change and innovation in the broadcasting industry and proposed legislation. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language set forth in the Company’s most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. There can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such forward-looking statements.

Granite Broadcasting Corporation (OTCBB: GBTVK) operates eight television stations in geographically diverse markets reaching over 6% of the nation’s television households. Four stations are affiliated with the NBC Television Network (NBC), one with the ABC Television Network (ABC), one with the CBS Television Network (CBS), and two with the Warner Brothers Television Network (WB).  The NBC affiliates are KSEE-TV, Fresno-Visalia, California, WEEK-TV, Peoria-Bloomington, Illinois, WISE-TV, Fort Wayne, Indiana and KBJR-TV, Duluth, Minnesota and Superior, Wisconsin.  The ABC affiliate is WKBW-TV, Buffalo, New York. The CBS affiliate is WTVH-TV, Syracuse, New York.  The WB affiliates are KBWB-TV, San Francisco-Oakland-San Jose, California, and WDWB-TV, Detroit, Michigan. Granite also operates the WB affiliate in Fort Wayne and the UPN affiliate in Duluth. Granite has entered into a strategic arrangement with Malara Broadcast Group under which Granite will provide advertising sales, promotion and administrative services and selected programming to Malara-owned stations WPTA-TV, the ABC affiliate in Fort Wayne, Indiana and KDLH-TV, the CBS affiliate in Duluth, Minnesota-Superior, Wisconsin.

(Financial tables are attached).